Exhibit 4.1

AMENDMENT
TO
ACTINIUM PHARMACEUTICALS, INC. WARRANT TO PURCHASE COMMON STOCK

Pursuant to Section 9(a) of the Warrant to Purchase Common Stock of (the “Warrant”) of Actinium Pharmaceuticals, Inc. (the “Company”), originally dated December 17, 2012, issued to Amrosan LLC in the amount of 375,556 warrant shares, the Board of Directors of the Company has duly adopted a resolution approving this Amendment to the Warrant to extend the term of the Warrant to February 21, 2022 as follows:

1.	Section 1 of the Warrant is hereby amended to read in its entirety as follows:

“Term of Warrant. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, during the term commencing (“Issuance Date”) December 17, 2012 (the “Warrant Issue Date”), and ending at 5:00 p.m., Eastern Time on February 21, 2022 and shall be void thereafter.”

2.	All other terms and provisions of the Warrant shall remain unchanged and in full force and effect as written.

IN WITNESS WHEREOF, this Amendment to the Warrant is made effective this 8th day of November, 2018.

ACTINIUM PHARMACEUTICALS, INC.

By:	/s/ David Nicholson
Name:	David Nicholson
Title:	Chairman Compensation Committee